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ITRON, INC.
STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
(Unaudited, shares in thousands)
For the three months ended March 31,

PRIMARY EARNINGS PER SHARE CALCULATION                        1996       1995
Weighted average number of common shares outstanding        13,202   		 13,010
Dilutive effect of outstanding common stock options and
 warrants based on average market price                        908         656
                                                            ------      ------
Primary weighted average shares outstanding based on
 average market price                                       14,110      13,666
                                                            ======      ======
Primary EPS based on average market price                    $0.21       $0.24

FULLY DILUTIVE EPS CALCULATION
Weighted average number of common shares outstanding        13,202      13,010
Dilutive effect of outstanding common stock options and
 warrants based on ending market price                         962         656
                                                            ------      ------
Fully dilutive weighted average shares outstanding
 based on ending market price                               14,164      13,666
                                                            ======      ======
Fully Diluted EPS based on ending market price               $0.21       $0.24

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